Exhibit 5.1



                                  July 29, 1997


Sequent Computer Systems, Inc.
15450 SW Koll Parkway
Beaverton, OR  97006-5700


     We have acted as counsel for Sequent Computer Systems, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 747,500 shares of Common Stock of the Company being sold by the Company, which number includes 97,500 shares subject to an overallotment option granted by the Company to the underwriters (collectively, the "Shares"). We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

     Based on the foregoing, it is our opinion that:

     (i) The Company is a corporation existing under the laws of the State of Oregon;

     (ii)  The Shares have been duly authorized; and

     (iii) The Shares when issued and sold in the manner described in the Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Company, and when payment therefor shall have been received by the Company, will be legally issued, fully paid and nonassessable.

     We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,


                                  STOEL RIVES LLP